UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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SENSATA TECHNOLOGIES HOLDING PLC

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The following communication was sent or made available to shareholders of Sensata Technologies Holding plc commencing on May 21, 2019
SENSATA TECHNOLOGIES HOLDING PLC
Annual General Meeting of Shareholders
May 28, 2019

Supplemental Information Regarding Proposal 11
Dear Fellow Shareholders:
We would like to underscore the importance of your independent analysis of the proposals presented for your consideration at our 2019 Annual General Meeting of Shareholders to be held on Tuesday, May 28, 2019 (the “Annual Meeting”). The proposals are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read our proxy statement as well as any additional soliciting material we file with the SEC.
Our Board of Directors recommends that you vote your shares “FOR” the election of each of our director nominees up for re-election and “FOR” each of the other proposals up for a shareholder vote at the Annual Meeting. We would like to draw your attention specifically to Proposal 11— Proposal to Authorize the Board of Directors to Issue Equity Securities Without Pre-Emptive Rights.
Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) have each recommended that their respective clients vote against Proposal 11. For the reasons set forth below, we strongly disagree with the approach both Glass-Lewis and ISS have taken in their respective analyses and encourage you to vote FOR Proposal 11.
While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the advisory reports issued by Glass Lewis, ISS and others are used as research tools by many of our shareholders. In this regard, we believe it is imperative that our shareholders have complete information when making their voting decisions.
Share Issuance Requirements under English Law and New York Stock Exchange Rules
We are incorporated under the laws of England and Wales but our ordinary shares are listed on the New York Stock Exchange in the United States. As further described in our proxy statement, we are incorporated under the laws of England and Wales and our ordinary shares are listed exclusively on the New York Stock Exchange (“NYSE”) in the U.S. Under SEC rules, we are treated as a U.S. domestic reporting company — not a foreign private issuer.
We follow the corporate legal rules of England and Wales, which require us to seek shareholder approval to issue shares without pre-emptive rights. As a matter of English law, to issue any of our ordinary shares for cash, we must first offer those shares on the same or more favorable terms to existing shareholders on a pro-rata basis (commonly referred to as the shareholders’ preemption rights), unless shareholders have previously authorized the company through a special resolution to issue securities without such preemptive rights.
While we are legally required under English law to seek shareholder approval to issue shares without pre-emptive rights, our Proposal 11 is entirely consistent with capital markets practice and governance standards in the U.S.  Most companies that are incorporated and publicly traded in the U.S., including many of the companies with which we compete, are not required to and generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.
Because our ordinary shares are listed exclusively in the U.S., we follow the NYSE rules and listing standards that provide separate restrictions on share issuances for the protection of shareholders. Shareholder approval of Proposal 11 would not mean we have no limits on future share issuances. We are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed on the NYSE and our being a U.S. domestic reporting company under SEC rules. For example, NYSE rules generally require shareholder approval prior to issuing shares in connection with a transaction, other than a public offering for cash or a private offering for cash in which the sale price exceeds a defined minimum price related to the closing price of our shares, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. Our Board of Directors will continue to focus on the best interests of our shareholders and satisfy its fiduciary duties with respect to any share issuances we undertake.
Why You Should Support Proposal 11
Approval of Proposal 11 enables us to compete on equal footing with our U.S.-incorporated and exchange-listed peers. An important aspect of our growth strategy is to identify and acquire complementary businesses and technologies, such as our acquisition of GIGAVAC, LLC in the fall of 2018. Our management and the Board of Directors rely on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions. Many of these opportunities are highly competitive, with multiple parties offering comparable economics. While we have not historically relied on equity financing to fund our strategic acquisitions, and have no current plans to do so, our Board of Directors may in the future identify an opportunity for which the use of equity financing would be advantageous to us and our shareholders. In such an instance if Proposal 11 is not approved, we would be required to obtain shareholder approval or offer pre-emptive rights to existing shareholders prior to issuing any shares for that opportunity, even if we would not otherwise be required to obtain shareholder approval under NYSE rules. This lack of flexibility could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions (particularly since many of the companies with which we compete strategically are listed and incorporated in the U.S. and are not subject to similar pre-emptive right restrictions), thus potentially limiting our ability to further our growth strategy by deploying capital to meet strategic goals we believe are in the best interests of our shareholders.
Our past actions demonstrate our deliberately disciplined use of equity in furtherance of our growth strategy. We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. Since our initial public offering in 2010, we have not issued equity for fund-raising purposes or in any acquisitions. During that time, we completed several significant acquisitions, all of which were funded with cash on hand and/or borrowings under credit facilities. We also believe that we have appropriately balanced investment in our growth with managing dilution through our share repurchase programs.
While we have been deliberately disciplined in our use of equity, if Proposal 11 is not approved, we would lose the flexibility to quickly take advantage of business development opportunities involving the issuance of equity or equity-linked securities. We believe that the loss of that flexibility to issue equity could negatively impact our ability to execute on our business and growth strategy.
Our Views on Glass Lewis’ and ISS’ Positions on Proposal 11
We believe that Glass Lewis and ISS have inappropriately applied a recommendation issued by a third party in the U.K. that does not apply to us. The Pre-emption Group, a third party in the U.K., has published certain principles and guidelines related to issuing shares without preemptive rights. These principles generally apply to companies that are listed on an exchange in the U.K. However, our ordinary shares are not, and never have been, listed on an exchange in the U.K., and we are not subject to share listing rules or governed by the corporate governance standards applicable to companies whose share capital is listed on an exchange in the U.K.
We are asking our shareholders to vote for our Proposal 11 because we believe it is in the best interest of our shareholders to provide management and the Board with the flexibility to issue equity securities without preemptive rights up to approximately 20% of our issued and outstanding shares. The U.S. capital markets are the sole capital markets for our ordinary shares, and our ordinary shares are listed solely on the NYSE, which provides its own restrictions on share issuances for the protection of shareholders. Accordingly, we believe that our shareholders expect us to follow, and we are committed to following, customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC, and the rules and listing standards of the NYSE. As a company incorporated under the laws of England and Wales, we are also committed to complying with English law, and Proposal 11 is consistent with that. We believe that applying the practices of a market where our ordinary shares are not and never have been listed is inappropriate and is simply not in the best interests of our company or our shareholders. We also believe that adhering to the limitations referenced in Glass Lewis’ and ISS’ reports on our share issuance proposals, which are derived from third-party market recommendations for companies listed on U.K. exchanges, would leave us disadvantaged as compared with our U.S.-incorporated and NYSE-listed peers. We are simply seeking authority to issue new shares on a non-pre-emptive basis to the extent permissible under the laws of England and Wales and the NYSE so that we can have the flexibility to execute on our business and growth strategy in a timely and competitive manner.

For the reasons set forth above, and in further detail in our 2019 proxy statement, we request that our shareholders vote “FOR” Proposal 11.
Sincerely,

Paul B. Edgerly	Martha N. Sullivan
Chairman and Board of Directors	Chief Executive Officer and Director

Other Matters Relating to the Annual Meeting
On April 30, 2019, we filed our definitive proxy statement (the “Proxy Statement”) relating to our 2019 Annual General Meeting of Shareholders to be held on May 28, 2019 (the “Annual Meeting”) with the U.S. Securities and Exchange Commission (the “SEC”) and began mailing it to our shareholders. Following that date, the New York Stock Exchange (the "NYSE") notified us that it determined that two of the proposals in the Proxy Statement, Proposal 10, authorizing our Board of Directors to issue ordinary shares, and Proposal 11, authorizing our Board of Directors to issue ordinary shares without regard to preemptive rights, are discretionary or “routine” matters under the NYSE rules. The Proxy Statement previously advised shareholders that Proposals 10 and 11 are non-discretionary or “non-routine” matters. Pursuant to the NYSE rules, if you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares in its discretion on “non-routine” matters, but is permitted to vote your shares in its discretion on “routine” matters.
Because the NYSE has determined that Proposals 10 and 11 are “routine” matters, if you do not instruct your broker on how to vote your shares on those proposals, your broker will be permitted to vote your shares in its discretion on both Proposal 10 and Proposal 11. As a result, we do not expect any “broker non-votes” on either of those proposals.
Accordingly, the question titled “What proposals are considered “routine” or “non-routine”?” on page 75 of the Proxy Statement under the heading “Frequently Asked Questions and Answers About the Annual Meeting” is revised in its entirety to read as follows:
What proposals are considered “routine” or “non-routine”?
Proposals 3, 6, 7, 8, 9, 10 and 11 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; the appointment of Ernst & Young LLP as our statutory auditor; the authorization of the Audit Committee, for and on behalf of the Board, to determine Ernst & Young LLP’s remuneration; the receipt of the Company's Annual Report and Accounts; the approval of the form of share repurchase contracts and repurchase counterparties; the authorization to issue ordinary shares; and the authorization to issue ordinary shares without regard to preemptive rights) are each considered a routine matter under the rules of the NYSE. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 3, 6, 7, 8, 9, 10 and 11. Proposals 1, 2, 4, 5, 12 and 13 (the re-election of directors by way of separate ordinary resolutions; the advisory vote on executive compensation; the advisory vote on the Directors’ Compensation Report; the approval of the Directors’ Compensation Policy; the authorization to issue ordinary shares under our equity incentive plans; and the authorization to issue ordinary shares under our equity incentive plans without regard to preemptive rights) are matters considered non-routine under the rules of the NYSE. A broker, bank or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1, 2, 4, 5, 12 and 13.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.
This supplement, dated May 21, 2019, supplements the Proxy Statement. This supplement is being filed with the SEC and made available to shareholders on or about May 21, 2019. Holders of our ordinary shares at the close of business on April 10, 2019 are entitled to vote at the Annual Meeting.

Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.

Forward-Looking Statements
This supplement contains forward-looking statements within the meaning of the federal securities laws, including statements regarding potential acquisitions and the impact of limitations on our ability to issue ordinary shares without pre-emptive rights. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with global market and economic conditions and our ability to execute on our strategy, and competition, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 6, 2019. We undertake no obligation to update any forward-looking statements contained herein.
Important Additional Information
The Proxy Statement, this supplement and a copy of the other materials that we file with the SEC from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2018, may be obtained free of charge via the Internet at www.sec.gov and through the Investors page of our corporate website, www.sensata.com. In addition, investors and security holders may obtain free copies of the proxy statement, this supplement, our annual report and other proxy materials by directing a written request to Sensata Technologies Holding plc, c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 or investors@sensata.com.
The Proxy Statement, this supplement and other relevant materials we have made or will make available contain important information about the matters to be voted upon by shareholders at the Annual Meeting. We urge shareholders to read the Proxy Statement, this supplement, and any other relevant materials we make available, before making any decision with respect to the matters to be voted upon at the Annual Meeting.

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